Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-02007) filed with the SEC on March 28, 1996, Form S-8 (No. 333-36610) filed with the SEC on May 9, 2000 and Form S-3D (No. 333-129023) filed with the SEC on October 14, 2005 of Juniata Valley Financial Corp. of our reports dated March 2, 2006, relating to the consolidated financial statements and the effectiveness of Juniata Valley Financial Corp.’s internal control over financial reporting, which appears in this annual report on Form 10K.
/s/ BEARD MILLER COMPANY LLP
Pittsburgh, Pennsylvania
March 10, 2006